                                                                  EXHIBIT 99.5


            FORM 10-QSB, -- QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

                                  FORM 10-QSB

  X      QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
-----    EXCHANGE ACT OF 1934
                   For the quarterly period ended June 30, 1996
                                                  -------------

         TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT
-----              For the transition period from              to
                                                  ------------    ------------
                   Commission file number
                                          -------------------------

                           Riverside National Bank
------------------------------------------------------------------------------
                   (Exact name of small business issuer as
                           specified in its charter)

          California                                   95-2312456
-----------------------------------        -----------------------------------
(State or other jurisdiction               (IRS Employer Identification)
of incorporation of organization)

  3484 Central Avenue, P.O. Box 1279, Riverside, California 92502
------------------------------------------------------------------------------
(Address of principal executive offices)

                               (909) 276-8800
                        ----------------------------
                        (Issuers's telephone number)


------------------------------------------------------------------------------
           (Former name, former address and former fiscal year, if
                         changed since last report)


         Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

         Yes   X     No
             -----      -----

           APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS
                      DURING THE PRECEDING FIVE YEARS

         Check whether the registrant filed all documents and reports required to be filed by Section 12, 13, of 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.

         Yes        No
             -----     -----

APPLICABLE ONLY TO CORPORATE ISSUERS

         State the number of shares outstanding of each of the issuer's classes of common equity, as the latest practicable date:

         2,174,289 shares as of July 26, 1996
         ------------------------------------
Transitional Small Business Disclosure Format (Check one):

         Yes        No   X
             -----     -----

                         PART I - FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS.
Reference is made to the Index to Financial Statements at Page 5 for a list of Financial Statements filed as part of this report.


ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION
Riverside National Bank recorded net income for the quarter ended June 30, 1996, of $738 thousand, or $0.32 per share. That figure represents the fourth highest quarterly result in the Bank's history. Net income for the same quarter in 1995 was $681 thousand, or $0.31 per share. Net income for the six months ended June 30, 1996, was $1.39 million, or $0.60 per share, an increase of $100 thousand, or 7.8%, when compared to the same period in 1995.

Return on average assets was 1.30% and return on average equity was 12.96% for the six months ended June 30, 1996, compared to 1.26% and 13.62%, respectively, in the prior year.

Net interest income after the provision for credit losses increased slightly to $5.66 million for the six months of 1996, from a total of $5.58 million for the same period in 1995. The increase in net interest income can be attributed to growth in the Bank's loan portfolio. Average loans outstanding for the period increased by 8.2% to $144 million, compared to $133 million in 1995.

Noninterest income declined by $553 thousand to $1.12 million for the first six months of 1996, compared to $1.67 million for the same period in 1995. Service charges and fees on deposit accounts declined by $45 thousand to $766 thousand. Other noninterest income was $351 thousand year to date, a decrease of $508 thousand from $859 thousand year to date 1995. 1995 results included $400 thousand in litigation settlement income.

Total noninterest expense for the first six months of 1996 totaled $4.46 million, a decrease of $837 thousand, or 15.8%, from $5.30 million for the first six months of 1995. Reduced salary and benefits expense accounted for $197 thousand of that decrease. In addition, occupancy and equipment expense declined by $134 thousand, year to date, compared to the prior year. Other noninterest expense declined by $506 thousand on a year to date comparative basis. The two main factors contributing to that decline were reductions in FDIC assessments of $229 thousand and losses on foreclosed assets of $142 thousand.

Average total assets increased by $8.3 million for the first six months of 1996 to $215 million compared to $206 million in 1995. Total loans averaged $144 million, up $10.9 million over 1995, while total deposits averaged $190 million, an increase of $5.6 million over 1995. Riverside National Bank had ratios of tier 1 capital to risk weighted assets of 11.39% and total qualifying capital to risk weighted assets of 12.64% at June 30, 1996. Based on those ratios and other factors, RNB is considered a well capitalized institution for regulatory purposes.

                          PART II - OTHER INFORMATION

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS.

     The Bank held its annual shareholders' meeting on May 15, 1996. Only one matter was voted on at the meeting, the election of eight persons to the Bank's Board of Directors. Information regarding that matter and other information is available in the Proxy Statement 1996 for Riverside National Bank which was submitted to shareholders in April 1996 and is incorporated herein by reference.

     All of the candidates for the Board of Directors submitted by management were elected by the shareholders with each receiving 1,633,742, or 77%, of the 2,129,489 shares outstanding as of the record date for the meeting.


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

     (A)  There are no exhibits required to be filed as part of this report.

     (B) Reports on Form 8-K. During the second quarter of 1996, the Bank filed one report on Form 8-K, dated April 17, 1996. That report disclosed the declaration of a cash dividend of $0.15 per common share payable May 15, 1996, to shareholders of record on May 1, 1996.

                                  SIGNATURES


     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Riverside National Bank


        August 12, 1996                          /s/ James A. Robinson
    -------------------------               ------------------------------
              Date                          James A. Robinson
                                            President and CEO

        August 12, 1996                          /s/ Michael J. Shonborn
    -------------------------               ------------------------------
              Date                          Michael J. Shonborn
                                            First Vice President and CFO

                           Riverside National Bank
                        Index to Financial Statements
                 Filed with the Quarterly Report on Form 10-QSB
                     For the Quarter Ended June 30, 1996


Consolidated Statements of Condition
June 30, 1996 and December 31, 1995                                          7
                                                                            ---
Consolidated Statements of Operations-
For the quarters and six months ended
June 30, 1996 and 1995                                                       8
                                                                            ---
Consolidated Statements of Cash Flows
For the six months ended June 30, 1996 and 1995                              9
                                                                            ---

Riverside National Bank and Subsidiary
CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

CONSOLIDATED STATEMENTS OF CONDITION
As of June 30, 1996 and December 31, 1995
                                                       JUNE 30,    DECEMBER 31,
                                                           1996            1995

ASSETS
Cash and due from banks                                 $26,835         $23,462
Federal Funds Sold                                       23,000           9,000
Investments                                              31,242          36,543
Loans, net of allowance for credit losses               148,080         141,422
Bank premises and equipment                               5,964           6,117
Interest receivable and other assets                      6,721           5,847
                                                   -----------------------------

      TOTAL ASSETS                                     $241,842        $222,391
                                                   =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Noninterest bearing deposits                            $69,123         $63,646
Interest bearing deposits                               146,211         134,774
                                                   -----------------------------
      Total deposits                                    215,334         198,420
Demand notes issued to the U.S. Treasury                  2,338             687
Accrued interest and other liabilities                    2,132           2,068
                                                   -----------------------------
      Total liabilities                                 219,804         201,175
                                                   -----------------------------

STOCKHOLDERS' EQUITY
Common Stock                                              2,717           2,649
Surplus                                                   4,681           4,323
Retained Earnings                                        14,604          13,794
Unrealized gain on securities available for sale             36             450
                                                   -----------------------------
      Total stockholders' equity                         22,038          21,216
                                                   -----------------------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $241,842        $222,391
                                                   =============================

Riverside National Bank and Subsidiary
CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS            2ND QUARTER    2ND QUARTER    YEAR TO DATE    YEAR TO DATE
FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995            1996           1995            1996            1995

Interest income                                       $4,166         $4,056          $8,236          $8,039
Interest expense                                       1,251          1,239           2,498           2,369
                                               -------------------------------------------------------------
      Net interest income                              2,915          2,817           5,738           5,670
Provision for loan and lease losses                       30             45              75              90
                                               -------------------------------------------------------------
      NET INTEREST INCOME AFTER PROVISION FOR
        LOAN AND LEASE LOSSES                          2,885          2,772           5,663           5,580
                                               -------------------------------------------------------------

Noninterest income
Service charges on deposit accounts                      381            403             766             811
Other operating income                                   171            589             351             859
                                               -------------------------------------------------------------
      TOTAL NONINTEREST INCOME                           552            992           1,117           1,670
                                               -------------------------------------------------------------

Noninterest expense
Salaries, wages and employee benefits                  1,135          1,293           2,360           2,557
Occupancy and equipment expense                          385            488             752             886
Other operating expense                                  696            957           1,351           1,857
                                               -------------------------------------------------------------
      TOTAL NONINTEREST EXPENSE                        2,216          2,738           4,463           5,300
                                               -------------------------------------------------------------

      INCOME BEFORE INCOME TAXES                       1,221          1,026           2,317           1,950

Provision for income taxes                               483            345             929             662
                                               -------------------------------------------------------------

      NET INCOME                                        $738           $681          $1,388          $1,288
                                               =============================================================

      EARNINGS PER COMMON SHARE AND
        COMMON SHARE EQUIVALENT                        $0.32          $0.31           $0.60           $0.60
                                               -------------------------------------------------------------

      AVERAGE COMMON SHARES OUTSTANDING            2,151,289      2,108,918       2,137,147       2,107,213
                                               -------------------------------------------------------------

      END OF PERIOD COMMON SHARE EQUIVALENTS         142,400         81,394         142,400          81,394
                                               -------------------------------------------------------------


Riverside National Bank and Subsidiary
CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 1996 and 1995               1996        1995

Cash Flows From Operating Activities                         $1,150      $4,631

Cash Flows From Investing Activities                         (2,190)      1,071

Cash Flows From Financing Activities                         18,413      21,276
                                                        ------------------------

      Net increase in cash and cash equivalents              17,373      26,978

Cash and Cash Equivalents
      Beginning                                              32,462      16,830
                                                        ------------------------

      Ending                                                $49,835     $43,808
                                                        ========================